Exhibit (e)

HMS INCOME FUND, INC.
DISTRIBUTION REINVESTMENT PLAN

As amended [], 2015
Effective as of [], 2015

HMS Income Fund, Inc., a Maryland Corporation (the “Company”), has adopted the following Distribution Reinvestment Plan (the “DRP”). Capitalized terms shall have the same meaning as set forth in the Company’s Charter (the “Articles”) unless otherwise defined herein.

1. Distribution Reinvestment. As an agent for the stockholders of the Company (“Stockholders”) who purchase shares of the Company’s common stock (the “Common Stock”) in connection with the Company’s continuous offering (the “Offering”) pursuant to its registration statement on Form N-2 (file no. 333-204659) (the “Registration Statement”) or any future offering of Common Stock, and who elect to participate in the DRP (the “Participants”), the Company will apply all cash distributions, other than Designated Special Distributions (as defined below), (“Distributions”), including Distributions paid with respect to any full or fractional shares of Common Stock acquired under the DRP, to the purchase of the shares of Common Stock for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence. As used in the DRP, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board.

2. Authorization. Subject to the Board’s discretion and applicable legal restrictions, the Company intends to authorize and declare distributions quarterly and pay distributions on a monthly basis, or on such other date or dates as may be fixed from time to time by the Board to Stockholders of record at the close of business on the record date for the distribution involved. During the Offering, shares of Common Stock pertaining to the DRP will be issued on the same date that the Company holds the first closing of the month (“First Monthly Closing”) for the sale of shares of Common Stock in connection with the Offering. The number of shares of Common Stock to be issued to a Stockholder shall be determined by dividing the total dollar amount of the distribution payable to such Stockholder by the price, net of all sales load, that the shares of Common Stock are sold in the Offering on such closing date.

3. Procedure for Participation. Any Stockholder who owns shares of Common Stock and who has received a prospectus, as contained in the Company’s Registration Statement filed with the Securities and Exchange Commission (the “Commission”), may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company from time to time. If the Company receives a Stockholder’s properly completed subscription agreement or other appropriate authorization form within 10 days prior to the next Distribution date, the Stockholder’s participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Otherwise, the Company reserves the right to commence the Stockholder’s participation in the DRP beginning with the following Distribution payable. Shares of Common Stock will be purchased under the DRP on the date that Distributions are paid by the Company.

Participation in the DRP shall continue until such participation is terminated in writing by the Participant pursuant to Section 8 below. If the DRP transaction involves shares of Common Stock that are registered with the Commission in a future registration or there is a change to the purchase price to be paid for shares of Common Stock issued pursuant to the DRP, the Company shall make available to all Participants the prospectus as contained in the Company’s registration statement filed with the Commission with respect to such future registration or provide public notification to all Participants of such change in the purchase price of the shares of Common Stock issued pursuant to the DRP. If, after a price change, a Participant does not desire to continue to participate in the DRP, such Participant should exercise its right to terminate its participation pursuant to the provisions of Section 8 below.

Exhibit (e)

4. Purchase of Shares of Common Stock. Participants will acquire DRP shares of Common Stock from the Company at a price equal to the price at which shares of Common Stock are sold in the Offering on the First Monthly Closing date minus the sales load until the Offering terminates and the Company elects to deregister with the Commission or the Board of the Company decides to modify or terminate the DRP for any other reason. In the event that the Offering is suspended or terminated, the reinvestment purchase price will be the net asset value per share. Participants in the DRP may also purchase fractional shares of Common Stock so that 100% of the Distributions will be used to acquire shares of Common Stock. However, a Participant will not be able to acquire shares of Common Stock pursuant to the DRP to the extent that any such purchase would cause such Participant to violate any provision in the Articles.

5. Stock Certificates. The ownership of the shares of Common Stock purchased through the DRP will be in book-entry form only.

6. Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Stockholder or the Stockholder's representative with an individualized report on the Stockholder's investment, including the purchase date(s), purchase price and number of shares of Common Stock owned, as well as the dates of Distributions and amounts of Distributions paid during the prior fiscal year. In addition, the Company shall provide to each Participant or the Participant's representative a confirmation at least once every calendar quarter showing the number of shares of Common Stock owned by such Participant at the beginning of the covered period, the amount of the Distributions paid in the covered period and the number of shares of Common Stock owned at the end of the covered period.

7. Commissions. The Company will not pay any selling commissions or Dealer Manager fees in connection with shares of Common Stock sold pursuant to the DRP.

8. Termination by Participant. A Participant may terminate participation in the DRP at any time, upon 10 days’ written notice, without penalty by delivering to the Company a written notice of such termination. If the Company receives a Stockholder’s properly executed authorization within 10 days prior to the next Distribution date, the Stockholder’s participation in the DRP will be discontinued. Otherwise, the Company reserves the right to discontinue the Stockholder’s participation in the DRP beginning with the following Distribution payable. Participants may send their written notice to HMS Income Fund, Inc. at P.O. Box 219010, Kansas City, MO 64121-9010 (or 430 W. 7th St., Kansas City, MO 64105 for overnight delivery). Prior to listing of the shares of Common Stock on a national securities exchange, any transfer of shares of Common Stock by a Participant to a non- Participant will terminate participation in the DRP with respect to the transferred Common Stock. Upon termination of DRP participation, future Distributions, if any, will be distributed to the Stockholder in cash.

9. Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes which may be payable as a result of those Distributions and their reinvestment in shares of Common Stock pursuant to the terms of the DRP.

10. Amendment or Termination of DRP by the Company. The Board of the Company may by majority vote amend, suspend or terminate the DRP for any reason upon 10 days’ notice to the Participants; provided, however, the Board may not amend the DRP to eliminate the right of a Participant to terminate participation in the DRP at least annually.

11. Voting Rights. Shares of Common Stock issued pursuant to the DRP will have the same voting rights as the shares of Common Stock issued pursuant to the Offering. Each Participant will receive any Corporation-related proxy solicitation materials and each Company report or other communication to Stockholders, and will vote any shares of Common Stock held by it under the DRP in accordance with the instructions set forth on proxies returned by Participants to the Company.

Exhibit (e)

12. Service Fee. Any service fee or expenses incurred by the Company in connection with the administration of the DRP will be paid for by the Company.

13. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which shares of Common Stock are purchased or sold for Participant’s account.

14. Governing Law. These terms and conditions shall be governed by the laws of the State of Texas.